SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________________________

EAGLETECH COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

13-4020694

(I.R.S. Employer Identification No.)

305 South Andrews Avenue, Fort Lauderdale, Florida 33301

(Address of principal executive offices)

The 2001 Benefit Plan of Eagletech Communications, Inc.

(Full title of the plan)

Rodney Young, 305 South Andrews Avenue, Fort Lauderdale, Florida 33301

(Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (954) 462-1494

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amounts to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	835,898	N/A	N/A	N/A

(1) The common stock of Eagletech Communications, Inc, to which this reoffering prospectus relates are being registered for reoffer and resale by certain affiliated selling shareholders, who acquired the common stock for services they provided to Eagletech Communications, Inc. The affiliated selling shareholders may resell all, a portion or none of such common stock from time to time subject to the restrictions imposed by Rule 144(e) of the Securities Act of 1933.

The Eagletech Communications, Inc. previously registered 5,000,000 shares of common stock, all of which are covered by the existing registration statement pursuant to Rule 416 of the Securities Act of 1933. In accordance with General Instruction C to Form S-8, this Amendment No. 1, to that registration statement is being filed solely to reoffer 835,898 shares of common stock previously registered and held by affiliates of Eagletech Communications, Inc. The contents of the initial filing of the registration statement on Form S-8, to which this amendment relates was filed with the Securities and Exchange Commission on December 12, 2001.

REOFFERING PROSPECTUS

835,898 SHARES COMMON STOCK

The shares of common stock, $0.001 par value, of Eagletech Communications, Inc. (“Eagletech") offered hereby

("Shares") will be sold from time to time, subject to Rule 144(e) of the Securities Act of 1933 (“1933 Act”) by the individuals listed under the Selling Shareholders section of this document ("Selling Shareholders"). The Selling Shareholders acquired the Shares as employee compensation, as officers or directors of Eagletech, for services provided to Eagletech.

The prospective sales may occur in transactions on the NASDAQ over-the-counter bulletin board market at prevailing market prices, in block transactions with market makers, or in negotiated transactions. Eagletech will not receive proceeds from the sale of the Shares. Eagletech is paying for the expenses incurred in registering the Shares.

The Shares are "control securities" under the 1933 Act before their sale under the reoffering prospectus. The reoffering prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public through compliance with Rule 144(e). Rule 144(e) subjects Selling Shareholders to a limitation on the number of shares which can be sold in any ninety (90) day period. Selling Shareholders will be limited to selling a maximum number of shares in any ninety day (90) period, which number does not exceed one percent (1%) each of the issued and outstanding shares of Eagletech (approximately 180,000 shares).

To the knowledge of the Eagletech, the Selling Shareholders have no arrangement at this time with any brokerage firm for the sale of the Shares. However, the Selling Shareholders may at some future time arrange for block transactions with a broker-dealer. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Eagletech's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "EATC". Any investment in the Shares involves a high degree of risk. Please see "Risk Factors" starting on page 3.

Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions. In evaluating these statements, you should consider the various factors identified in "Risk Factors" section contained herein, which identify important considerations that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements speak only as of the date the statement is made, and the forward-looking information and statements should not be regarded as a representation by Eagletech or any other person that the objectives and plans of Eagletech will be achieved.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFERING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EXPLANATORY NOTE

This reoffering prospectus is being filed by Eagletech in conjunction with Eagletech's filing of a registration statement on Form S-8 under the 1933 Act, registering 835,898 shares of Eagletech's common stock, $0.001 par value, issued to Rod Young and James Payne for services rendered to Eagletech. Under cover of the Form S-8 is a reoffering prospectus that Eagletech has prepared in accordance with Part I of Form S-3 under the 1933 Act, as per General Instruction C of Form S-8. The reoffering prospectus may be utilized for reofferings and resales of up to 835,898 shares of common stock acquired by the Selling Shareholders.

The date of this reoffering prospectus is February 28, 2002. You should only rely on the information incorporated by reference or provided in this reoffering prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffering prospectus or any supplement is accurate as of any date other than the date on the front of this reoffering prospectus.

RISK FACTORS

The Shares offered hereby are speculative and involve a high degree of risk. Accordingly, in analyzing this reoffering prospectus, one should carefully consider the following factors, among others, relating to Eagletech. Readers are urged to carefully review and consider the various disclosures made by Eagletech in this reoffering prospectus and in the Eagletech's other reports filed with the Securities and Exchange Commission (“Commission”) that attempt to advise interested parties of the risks and other factors that may affect Eagletech's business.

BUSINESS RISKS

Nature Of Eagletech's Business. Eagletech is a development stage company that provides a variety of telecommunications services to clients. Eagletech has realized no significant revenue since inception. The services provided include voice mail, messaging and connectivity. Eagletech's patented technology “unifies” a customer's voice mail and messaging services with an additional service that allows a caller to be automatically transferred to up to four telephone numbers to find the caller's intended party. Eagletech provides this “unified” service by allowing voice mail, messaging and connectivity services to be accessed by one telephone number. Eagletech operates one service bureau from which these services are offered to the public and is now focused on developing a second generation of “unified” services.

Development Stage Company; Limited Operating History. Eagletech has been in operation for a relatively short period of time and is a development stage company. Eagletech's future prospects are based on a limited operating history. Eagletech has limited meaningful historical financial data upon which to base planned operating expenses, since it (including its predecessor) has been in the development stage without significant sales since 1996. One should also consider that Eagletech's prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development. Eagletech has realized no significant revenue since inception and can provide no assurance that revenues will increase or even stabilize in any significant manner. As of December 31, 2001, Eagletech had an accumulated deficit of $18,262,688. Eagletech operates at a loss and it is likely that Eagletech will continue to incur net losses in the foreseeable future.

The rapid evolution of communications technology tied to the uncertain nature of the prospective markets for Eagletech's services make prediction of future results of operations difficult or impossible. Therefore, Eagletech's recent fluctuations in revenue growth should not be taken as indicative of future revenues or as indicative of the likelihood of revenue fluctuations, if any, that can be expected in the future. Eagletech believes that period-to-period comparisons of the company's results of operations are not necessarily meaningful and one should not rely on the results for any period as an indication of future performance.

Future Capital Needs. To date Eagletech has relied mostly on private funding from the sale of restricted shares of common stock in addition to short and long term borrowing to fund operations. Eagletech has to date generated little revenue and has extremely limited cash liquidity and capital resources. Eagletech's future capital requirements will depend on many factors, including Eagletech's ability to successfully generate revenues, realize net cash flow from operations, and remain competitive with market developments. Eagletech's business plan will require additional funding beyond the proceeds previously generated from operations, loans and the sale of restricted common stock. Consequently, although Eagletech currently has no specific plans or arrangements for financing, it will need to raise funds through private placements, public offerings or other financings. Any equity financings would result in dilution to then existing shareholders. Additionally, sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to Eagletech. If adequate funds are not obtained, Eagletech may be required to reduce or curtail operations. Eagletech currently anticipates that its existing capital resources will not be adequate to satisfy its current operating expenses and capital requirements for the next full fiscal year. Consequently, Eagletech will have to secure additional financing in order to develop its business plan.

Going Concern Opinion from Independent Certified Public Accountants. Our independent certified public accountants' report on our audited financial statements for the period ended March 31, 2001 states that Eagletech “ has suffered a loss as a result of research and development and start up costs and has not commenced operations. These factors raise substantial doubt about the Eagletech's ability to continue as a going concern.” Although Eagletech has limited operations, revenues are not sufficient to cover operating costs, therefore we are confirming our independent certified public accountant's opinion that Eagletech may not be able to continue as a going concern.

Eagletech Anticipates Future Losses And Negative Cash Flow. Eagletech expects operating losses and negative cash flow to continue for the foreseeable future. Eagletech anticipates its losses will increase significantly from current levels because Eagletech expects to incur additional costs and expenses related to: - brand development, marketing and other promotional activities; - expansion of Eagletech's operations; - continued development of Eagletech's technology, its website, the systems that Eagletech uses to process customers' orders and payments and Eagletech's computer network; - geographic expansion of Eagletech's service area; and - development of relationships with strategic business partners. Eagletech's prospects for becoming profitable depend on Eagletech's ability to generate and sustain sales while maintaining reasonable expense levels. Should Eagletech ever achieve profitability, Eagletech cannot be certain that Eagletech would be able to sustain or increase that profitability on a quarterly or annual basis in the future.

Eagletech's Operating Results Are Expected To Be Volatile And Difficult To Predict. Should Eagletech Fail To Meet The Expectations Of Public Market Analysts And Investors, The Market Price Of Eagletech's Common Stock May Decrease Significantly. Eagletech's annual and quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of Eagletech's control, including, among other things, the demand for Eagletech's products, unpredictability of consumer trends and technology changes. It is likely that in some future quarter Eagletech's operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of Eagletech's common stock may fall significantly. Factors that may harm Eagletech's business or cause Eagletech's operating results to fluctuate include the following: - Eagletech's inability to obtain new customers at reasonable cost and retain existing customers; - decreases in the funds available for marketing and promoting Eagletech's services; - Eagletech's inability to manage rapid expansion of its services; - Eagletech's inability to adequately maintain, upgrade and develop Eagletech's technical systems; - the ability of Eagletech's competitors to offer new or enhanced services or products; - price competition; - an unanticipated high level of service cancellations; - the termination of existing, or failure to develop new, strategic marketing and manufacturing relationships; - increases in the cost of advertising; - the amount and timing of operating costs and capital expenditures relating to expansion of Eagletech's operations; - technical difficulties, system downtime or telephone service interruptions. The advent of any number of these factors will cause Eagletech's gross margins to fluctuate in future periods, including timing of service area expansion, the mix of services provided by Eagletech and the level of discount or introductory pricing. Any change in one or more of these factors could harm Eagletech's gross margins and operating results in future periods.

Eagletech's Net Sales Are Dependent Upon Eagletech's Ability To Offer Eagletech's Customers Dependable Quality Services At Competitive Prices. Should Eagletech be unable to offer Eagletech's customers dependable services at competitive prices, Eagletech's net sales and results of operations may be harmed. Eagletech's success depends on Eagletech's ability to provide dependable service to its customers at competitive prices.

Should Eagletech Be Unable To Obtain Sufficient Quantities Of Products From Eagletech's Key Vendors, Eagletech's Net Sales Will Be Adversely Affected. Should Eagletech be unable to obtain sufficient quantities of electronic components from Eagletech's key vendors, Eagletech's net sales and results of operations may be harmed. Eagletech buys its electronic components from one vendor at this time, but Eagletech believes that multiple other sources of such components exist and finding replacement vendors would not have a material adverse effect upon Eagletech.

To Manage Eagletech's Growth And Expansion, Eagletech Needs To Improve And Implement Eagletech's Systems, Procedures And Controls. If Eagletech Is Unable To Do So Successfully, Eagletech's Business Would Be Seriously Harmed. Rapid growth in Eagletech's operations would place a significant strain on Eagletech's management, information systems and resources. In order to manage growth effectively, Eagletech would need to continue to improve Eagletech's financial and managerial controls, reporting systems and procedures. Eagletech's failure to successfully implement, improve and integrate these systems and procedures would harm Eagletech's results of operations.

Eagletech May Not Be Able To Compete Successfully Against Current And Future Competitors. Eagletech faces competition from some of the largest telecommunications companies in the United States. The telecommunications market is rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm Eagletech's net sales and results of operations. Eagletech expects competition to intensify in the future as telecommunications deregulation continues, regional Bell companies expand nationwide and cellular services become more common. Many of Eagletech's competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than does Eagletech. Many of these competitors can devote substantially more resources to marketing and promotion than can Eagletech. In addition, larger, well-established and well-financed telecommunications companies, cable suppliers and cellular telephone companies may try to offer competing services. Eagletech's competitors may be able to secure products from vendors on terms that are more favorable and adopt more aggressive pricing policies than can Eagletech.

Should Eagletech Be Unable To Successfully Expand Eagletech's Service Area, Eagletech's Business Could Be Seriously Harmed. Should Eagletech be unable to successfully expand Eagletech's service area and the number of lines its service bureau can accommodate, Eagletech may not be able to increase Eagletech's net sales in accordance with the expectations of securities analysts and investors. In such an event, Eagletech's business would be harmed. Eagletech's success depends on Eagletech's ability to expand Eagletech's service area and switching capacity rapidly in order to accommodate an anticipated increase in customer orders. Eagletech's planned expansion may cause disruptions that could harm Eagletech's business, results of operations and financial condition.

Eagletech's Facilities And Systems Are Vulnerable To Natural Disasters And Other Unexpected Problems. The occurrence of a hurricane, tornado, large scale electrical storm or other natural disaster or unanticipated problems at Eagletech's leased facility in Ft. Lauderdale, Florida that houses substantially all of Eagletech's computer and communications hardware systems, could cause interruptions or delays in Eagletech's business, loss of data or render Eagletech unable to provide its services. Any such interruptions or delays at its facility would harm Eagletech's net sales and results of operations. In addition, Eagletech's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, and similar events. Eagletech has no formal disaster recovery plan and Eagletech's business interruption insurance may not adequately compensate Eagletech for losses that may occur. The occurrence of any or all of the events could harm Eagletech's reputation, brand and business.

Should Eagletech Fail To Respond To Rapid Technological Changes, Eagletech's Services Could Become Obsolete And Eagletech's Business Would Be Seriously Harmed. Should Eagletech face material delays in introducing new services, products and enhancements, Eagletech's customers may forego the use of Eagletech's services and use those of Eagletech's competitors. To remain competitive, Eagletech must continue to enhance and improve the functionality and features of Eagletech's telecommunications services. The telecommunications industry is rapidly changing as a result of deregulation, technology improvements and new customer demands. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, Eagletech's existing proprietary technology and systems may become obsolete. Developing, enhancing and upgrading Eagletech's proprietary technology entails significant technical and business risks. Eagletech may use new technologies ineffectively or Eagletech may fail to adapt Eagletech's proprietary technology and Eagletech's computer network to customer requirements or emerging industry standards.

Intellectual Property Claims Against Eagletech Could Be Costly And Could Result In The Loss Of Significant Rights. Other parties may assert infringement or unfair competition claims against Eagletech. Eagletech cannot predict whether third parties will assert claims of infringement against Eagletech, or whether any future assertions or prosecutions will harm Eagletech's business. If Eagletech is forced to defend against any such claims, whether they are with or without merit or are determined in Eagletech's favor, then Eagletech may face costly litigation, diversion of technical and management personnel, or product shipment delays. Because of such a dispute, Eagletech may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to Eagletech, or at all. If there is a successful claim of product infringement against Eagletech and Eagletech is unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could harm Eagletech's business.

Should The Protection of Eagletech's Technology, Trademarks And Proprietary Rights Be Inadequate, Eagletech's Business Will Be Seriously Harmed. The steps Eagletech takes to protect proprietary rights may be inadequate. Eagletech regards copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to Eagletech's success. In addition, Eagletech has filed for patent protection for its proprietary technology and has received a Notice of Allowance regarding its patent application. Eagletech will pay the issue fee and the patent will issue in the near future. Eagletech relies on trademark and copyright law, trade secret protection and confidentiality or license agreements with Eagletech's employees, customers, partners and others to protect Eagletech's proprietary rights. Eagletech is in the process of filing for trademark protection for "Eagletech" for telecommunications services. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Eagletech will sell Eagletech's products and services.

The Loss Of The Services Of One Or More Of Eagletech's Key Personnel, Or Eagletech's Failure To Attract, Assimilate And Retain Other Highly Qualified Personnel In The Future Would Seriously Harm Eagletech's Business. The loss of the services of one or more of Eagletech's key personnel could seriously harm Eagletech's business. Eagletech depends on the continued services and performance of Eagletech's senior management and other key personnel, particularly Rodney Young, Eagletech's president and chief executive officer and the inventor of Eagletech's proprietary technology. Eagletech's future success also depends upon the ability to attract the service of a director of Marketing and Sales, and the services of other essential technical, sales, marketing and support personnel. Only Rodney Young is bound by an employment agreement. Eagletech does not have "key person" life insurance policies covering any of Eagletech's employees.

Existing Management Is Able To Exercise Significant Control Over Eagletech. Executive officers, directors and entities affiliated with them beneficially own as of February 28, 2002 approximately 41% of Eagletech's outstanding common stock. Should this group decide to act together it would able to significantly influence all matters requiring approval by Eagletech's stockholders, including the election of directors and the approval of mergers or other business combination transactions. The significant influence of management on stockholder issues could be detrimental to minority stockholders. This concentration of ownership could also have the effect of delaying or preventing a change of control of Eagletech.

Eagletech May Need To Change The Manner In Which Eagletech Conducts Its Business If Government Regulation Increases. The adoption or modification of laws or regulations relating to the telecommunications industry could adversely affect the manner in which Eagletech currently conducts Eagletech's business. In addition, the growth and development of the market for enhanced telecommunications systems may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on Eagletech. Laws and regulations directly applicable to telecommunications are in a constant state of flux.

Conflicts Of Interest. Officers and directors of Eagletech may in the future participate in business ventures that could be deemed to compete directly with Eagletech. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event Eagletech's officers or directors are involved in the management of any firm with which Eagletech transacts business. Eagletech has adopted a policy that Eagletech will not seek a merger with, or acquisition of, any entity in which members of Eagletech's management serve as officers, directors or partners, or in which they or their family members own or hold any material ownership interest.

Maintenance Of Customer Base. Eagletech's clients are not obliged to continue to purchase services from Eagletech on any long-term basis. There can be no assurance that clients will continue to buy services from Eagletech over any extended period of time. In the event that a significant portion of Eagletech's clients decide to purchase services from other service providers, there can be no assurance that Eagletech would be able to replace its customer base from other sources. Loss of a significant portion of our clients would have a material adverse affect on our results of operations and financial condition.

INVESTMENT RISKS

Eagletech's Common Stock Price May Be Volatile, Which Could Result In Substantial Losses For Individual Stockholders. The market price for Eagletech's common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond Eagletech's control: - actual or anticipated variations in Eagletech's quarterly operating results; - announcements of technological innovations or new products or services by Eagletech or Eagletech's competitors; - changes in financial estimates by securities analysts; - conditions or trends in the telecommunications industry; - changes in the economic performance and/or market valuations of other independent telecommunications companies; - announcements by Eagletech or Eagletech's competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; - additions or departures of key personnel; - release of lock-up or other transfer restrictions on Eagletech's outstanding shares of common stock or sales of additional shares of common stock; and - potential litigation.

Significant Dilution of Existing Stockholders' Interests May Occur If We Issue Additional Shares Of Common Stock Underlying Eagletech's Series A Convertible Preferred Stock. Eagletech's Restated Articles of Incorporation authorize Series A convertible preferred stock. Eagletech has 298,119 shares of Series A convertible preferred stock issued and outstanding representing a convertible investment of $1,937,097. The actual number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is based on a formula pegged to the convertible investment and the market price of the common stock. The shares of Series A convertible preferred stock are convertible at a price equal to the lesser of: eighty (80%) percent of the average of the lowest three (3) closing prices during the twenty (20) trading days prior to the conversion date; or, $3.67 per share, subject to adjustment. The average of the three lowest closing bid prices of our common stock during the twenty (20) trading days before the date of this report was $0.07. Therefore, the Series A convertible preferred stock can be converted to common stock at a rate substantially below the prevailing market price of the common stock at the time of conversion causing an immediate and significant dilution of our common stock.

The Final Outcome Of A Lawsuit Filed By Eagletech Alleging Manipulative Practices By Named Defendants May Cause A Significant Adverse Affect On Eagletech's Public Market. Eagletech has filed suit in the Florida 11th Circuit Court against defendants: Bryn Mawr Investment Group, Inc.a/k/a Valley Forge Securities, Inc.; John Serubo, Individually and as an Agent of Valley Forge Securities, Inc. (F/K/A) Bryn Mawr Investment Group, Inc.; Lloyds Bahamas Securities, Ltd.; T.R. Kessler; Robert Dobbs; Robert Bergman; Paradigm Group II, L.L.C.; The Paradigm Group; Paradigm Millennium Fund, L.P.; Paradigm\Eagletech, L.P.; LBC Capital Resources, Inc. a/k/a LBC Capital Group; Goulding Trust; Randy S. Goulding; Sheldon Drobny; Thomas Papoutsis; Sigmund A. Eisenschenk; Jerome Schachter; Buzz Simmons; Richard Kushnir, Liss Financial Services; Michael O'Brien; Oscar Gruss & Son; National Securities; Arbus Capital LTD; Arbus\Eagletech, L.P; Stephen Jouzapaitis; Harry Leopold; Hawthorn Capital Corporation; John Dorocki; Charles Parkhurst; Christopher Fitzmaurice; Peter G. Hirsch; William Kelley; Thomas Tierney; Salomon Smith Barney; Knight Securities; Schwab Capital Markets, L.P.; Trinity Technology Management Incorporated; William Mongiardo and Thompson Kernaghan & Company, Ltd; Richmond Associates, Inc.; and T.J. Madison. The suit alleges among other things, that during the period from February 1999 through the present, the defendants, working in concert, orchestrated "Pump & Dump" then "Toxic Convertible or Death Spiral" schemes, reneged on subsequent funding commitments, and illegally manipulated the stock by an organized campaign of short selling to depress the price. The suit alleges that these actions have bilked at least $100 million dollars in market capitalization from Eagletech's stock and ultimately from the pockets of its common stock shareholders, attempted the "takeover" of 95% of Eagletech's stock and attempted the "stealing" of its valuable patented technology. The suit asks for compensatory damages, rescission of agreements, the return of millions of dollars in illegally converted property, treble damages, attorney's fees, establishment of a constructive trust, and the right to plead punitive damages. Eagletech can provide no assurance as to the outcome of this suit, as the material nature of the allegations and the identity of named defendants with substantial public market presence could produce an adverse result for both Eagletech's business and the value of its common stock.

Substantial Sales Of Eagletech's Common Stock Could Cause Eagletech's Stock Price To Fall. Should Eagletech's stockholders sell substantial amounts of Eagletech's common stock in the public market, the market price of Eagletech's common stock could fall. Such sales also might make it more difficult for Eagletech to sell equity or equity-related securities in the future at a time and price that Eagletech deems appropriate.

Eagletech Has Paid No Cash Dividends. Eagletech has never paid cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the forseeable future and is therefore not a suitable investment for persons requiring current income.

Eagletech Has Only A Limited Market For Its Stock. Eagletech's stock is traded on the OTC bulletin board maintained by the NASD under the symbol EATC. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

Eagletech's Value Is Dependent Upon Its Ability To Generate Net Cash Flows. A substantial portion of any potential return on our common stock will be dependent upon Eagletech's ability to generate net cash flows. Should we not be able to operate our business at a net profit, there will be no return on shareholder's equity, and could well result in a loss in share value. No assurance can be given that Eagletech will ever be able to operate at a net profit.

USE OF PROCEEDS

Eagletech will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

SELLING SECURITY HOLDERS

The Shares of Eagletech to which this reoffering prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares for services they provided to Eagletech. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The Selling Shareholders selling shares pursuant to this reoffering prospectus reserve the sole right to accept or reject, in whole or in part, any proposed sale of shares.

The table below sets forth with respect to the Selling Shareholders, based upon information available to Eagletech as of February 28, 2002, the number of Shares owned, the number of Shares registered by this reoffering prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

Selling Shareholders	Number of Shares Owned Before Sale	Number of Shares Registered by Prospectus	Number of Shares Owned After Sale	Percentage of Shares Owned after Sale
Rodney Young	3,960,933	691,667	3,269,266	17.25%
James R. Payne	3,811,797	144,231	3,667,566	19.35%

Eagletech's common stock trades on the OTC:BB under the symbol “EATC”, the closing price per share of the common stock was reported as $0.06 on February 28, 2002.

PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this reoffering prospectus on one or more transactions on the Over-the-Counter Bulletin Board maintained by NASDAQ, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such sales may be made through broker-dealers, agents or directly to one or more purchasers. Such sales shall be in compliance with all of the requirements of Rule 144(e). Rule 144(e) subjects Selling Shareholders to a limitation on the number of shares which can be sold in any ninety (90) day period. Selling Shareholders will be limited to selling a maximum number of shares in any ninety (90) day period, which number does not exceed one percent (1%) of the issued and outstanding shares each of Eagletech (approximately 180,000 shares).

The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares owned by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered. Eagletech will pay all expenses in connection with this offering and will not receive any proceeds from sale of any shares by the Selling Shareholders.

DESCRIPTION OF SECURITIES

Eagletech is authorized to issue 90,000,000 shares of common stock, par value $0.001 per share, of which 18,033,807 shares are issued and outstanding as of February 28, 2002. Eagletech is also authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share in any number of series, of which 1,000,000 shares were designated as Series A convertible preferred shares. Eagletech has 289,119 shares of Series A convertible preferred shares issued and outstanding as of the filing date. Holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of Series A convertible preferred stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders except for the election of directors. Voting to elect directors entitles the holder of Series A convertible preferred shares to the number of votes per share that equals the number of shares of common stock into which each such share of Series A convertible preferred shares is then convertible on the record date for voting at any meeting of stockholders. Shares of Series A convertible stock are convertible at a price equal to the lesser of: eighty percent (80%) of the average of the lowest three (3) day closing prices during the twenty (20) trading days prior to the conversion to common stock divided by the value of the convertible investment.

Neither the holders of common stock nor of preferred stock have cumulative voting rights or pre-emptive rights to acquire additional shares of stock. The Eagletech's board of directors has the authority, without action by the Eagletech's stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership in Eagletech of its stockholders and which may dilute the book value of the common stock. Likewise, Eagletech's board of directors has authority, without action by the holders of preferred stock, to issue all or any portion of the authorized but unissued shares of preferred stock so long as such shares are on a parity with or junior to the rights of the Series A convertible preferred stock, which would reduce the percentage ownership of the preferred stockholders and which could dilute the book value of the stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Eagletech, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Additional rights, if any, for holders of preferred stock, in the event of liquidation are yet to be determined by the board of directors. Holders of the common stock and the Series A convertible preferred stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The rights of holders of the preferred stock to receive dividends, if any, are yet to be determined by the board of directors. Eagletech has not paid cash dividends on either its common stock, its preferred stock or its Series A convertible preferred stock, and it does not anticipate that it will pay cash dividends in the foreseeable future.

INTEREST OF NAMED EXPERTS AND COUNSEL

No “Expert” or “Counsel” (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this post effective amendment to Form S-8 was hired on a contingent basis or will receive a direct or indirect interest in Eagletech.

The audited financial statements for the years ended March 31, 2001 of Eagletech Communications, Inc., have been incorporated by reference in this registration statement from the Form 10-KSB filed August 14, 2001 in reliance on the report of Sweeney, Gates & Co., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

The validity of the common stock offered hereby has been passed upon for Eagletech by Gerald Einhorn, Attorney at Law.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that Eagletech filed with the Commission are hereby incorporated by reference into this reoffering prospectus:

1. Eagletech's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001.

2. All reports filed by Eagletech with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (“1934 Act”), since the end of the fiscal year ended March 31, 2001.

All documents that Eagletech subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference into this reoffering prospectus.

Eagletech will provide, without charge, to each person to whom a copy of this reoffering prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this reoffering prospectus. Requests for such information may be directed to Eagletech's CEO, Mr. Rodney Young, at 305 South Andrews Avenue, Suite 505, Fort Lauderdale, Florida 33301.

Eagletech is subject to the informational requirement of the 1934 Act and in accordance therewith files reports and other information with the Commission. Eagletech has filed all reports required of it for at least the twelve months preceding this filing. Such reports, proxy statements, and other information filed by Eagletech can be inspected and copied at the public reference facilities maintained by the Commission in Washington D.C. at 450 Fifth Street, N.W., 20549, and at the following regional offices located at 26 Federal Plaza, Room 1100, New York, New York 10278; 219 Dearborn Street, Room 1228, Chicago, Illinois, 60604; and at 410 Seventeenth Street, Suite 700, Denver Colorado 80202. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Information about Eagletech is also available on the Internet at the Commission's Web site http://www.sec.gov in the EDGAR Database.

COMMISSION'S POSITION ON INDEMNIFICATION FOR 1933 ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Eagletech, Eagletech has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Eagletech of expenses incurred or paid by a director, officer or controlling person of Eagletech in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, Eagletech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issues.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 78.7502 and 78.751 of the Nevada Business Corporation Act, as amended, provide for the indemnification of Eagletech's officers, directors, employees and agents under certain circumstances as follows:

NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

EXHIBITS.

The exhibits attached to this reoffering prospectus are listed in the Exhibit Index, which is found on page 16.

UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) To treat, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post effective amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, Florida on February 28, 2002.

Eagletech Communications, Inc.

By: ________________________

Rodney Young, as president

and director

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Rodney Young	Director	February 28, 2002
James R. Payne	Director	February 28, 2002

INDEX TO EXHIBITS

Exhibits	SEC Ref. No.	Description of Exhibit	Page
A	5	Consent of Counsel with respect to the legality of the reoffering of Shares	17
B	23(a)	Consent of Accountant	19
C	23(b)	Consent of Counsel	20
D	99	The 2001 Benefit Plan of Eagletech Communications, Inc.	21

EXHIBIT A

Gerald Einhorn

Attorney- at- Law*

268 West 400 South

Suite 300

Salt Lake City, Utah 84101

Telephone (801) 575-8073

*Admitted only in New York

November 29, 2001

Board of Directors

Eagletech Communications, Inc.

305 South Andrews Avenue

Fort Lauderdale, Florida 33301

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

Gentlemen:

I have acted as special counsel for Eagletech Communications, Inc., a Nevada corporation (the “Company”), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“the Commission”) under the Securities Act of 1933, as amended, (“the Act”). The Company is registering a Benefit Plan entitled “The 2001 Benefit Plan of Eagletech Communications, Inc.” (the “Benefit Plan”) pursuant to which the Company has authorized the issuance of five million (5,000,000) shares of the Company's common stock, par value $.0001 (the “Shares”).

In connection with the preparation of this Opinion, I have examined the following:

1. The Company's Articles of Incorporation, Restated Certificate of Incorporation and Bylaws as submitted to me by the Company pursuant to my request for same;

2. The Registration Statement herein referenced;

3. The Board of Directors Resolution, dated November 26, 2001, authorizing and approving the Company's 2001 Benefit Plan and the preparation of the Registration Statement;

4. The Company's Section 10(a) Prospectus for the Registration Statement;

5. The Company's Form 10-KSB for the fiscal year ended March 31, 2001 and the Company's Form 10-QSB for the quarterly period ended September 30, 2001;

6. Such other documents as I have deemed necessary for the purposes of this Opinion.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the five million (5,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the number of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provision of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

This opinion is based upon and subject to the qualifications and limitations specified below:

(A) Certain of the remedial provisions of the 2001 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

(B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

(D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

(F) I am admitted to practice law in the State of New York. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as of the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect of this opinion.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my prior written consent.

Sincerely,

//Gerald Einhorn

Gerald Einhorn

EXHIBIT B

CONSENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

Eagletech Communications, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eagletech Communication, Inc. of our report dated August 8, 2001 for the year ended March 31, 2001.

Sweeney, Gates & Co.

Fort Lauderdale, Florida

March 4, 2002

EXHIBIT C

Gerald Einhorn

Attorney- at- Law*

268 West 400 South

Suite 300

Salt Lake City, Utah 84101

Telephone (801) 575-8073

*Admitted only in New York

February 28, 2002

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the Post Effective Amendment to the S-8 Registration Statement of Eagletech Communications, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-29275, filed on or about December 4, 2001, covering the reoffering of 835,898 common shares by certain directors and executive officers

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Yours very sincerely,

/s/ Gerald Einhorn

Gerald Einhorn

EXHIBIT D

THE 2001 BENEFIT PLAN OF EAGLETECH COMMUNICATIONS, INC.

Eagletech Communications, Inc., a Nevada corporation (the “Company”), hereby adopts The 2001 Benefit Plan of Eagletech Communications, Inc. (the “Plan”) this 29th day of November 2001. Under the Plan, the Company may issue stock, or grant options to acquire the Company's common stock, par value $0.0001 (the “Stock”), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein (“Benefits”). In addition, at the discretion of the Board of Directors, Benefits may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries but are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. No stock may be issued, or option granted under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company's securities.

1. Purpose of the Plan. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Company has designed this Plan to aid it in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Benefits.

2. Administration of this Plan. Administration of this Plan shall be determined by the Company's Board of Directors (the “Board”). Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as “Plan Administrators”). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. Any Benefit approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any Benefit approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock Subject to this Plan. A total of five million (5,000,000) shares of Stock may be subject to, or issued pursuant to Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

4. Reservation of Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5. Eligibility. The Plan Administrators may grant Benefits to employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Benefits shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Term of Options issued as Benefits and Certain Limitations on Right to Exercise.

a. Each Option issued as a benefit hereunder (“Option”) shall have its term established by the Plan Administrators at the time the Option is granted.

b. The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

c. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission (“SEC”), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

d. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the Option.

e. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

f. In no event may an Option be exercised after the expiration of its term.

g. Options shall be non-transferable, except by the laws of descent and distribution.

7. Exercise Price. The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options, which exercise price may be amended from time to time as the Plan Administrators shall determine.

8. Payment of Exercise Price. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

9. Withholding. If the grant of a Benefit hereunder, or exercise of an Option given as a Benefit is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable state or local laws, the Company will initially pay the Optionee's liability and will be reimbursed by Optionee no later than six months after such liability arises and Optionee hereby agrees to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Stock or a change in the number of issued and outstanding shares of Stock as a result of a stock split, consolidation, or other recapitalization. The Company, at its option, may adjust the Options, issue replacements, or declare Options void.

11. Benefits to Foreign Nationals. The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Benefits to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Benefits made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12. Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Plan Administrators shall determine, in their sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the 5 millionth share is issued hereunder.

14. Amendment of this Plan. This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect.

ATTEST:

//Rodney Young

Rodney Young, President